EXHIBIT 99.1

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

First California Financial Group, Inc., or First California or the Company, was incorporated under the laws of the State of Delaware on June 7, 2006. The Company was formed as a wholly-owned subsidiary of National Mercantile Bancorp, a California corporation, or National Mercantile, for the purposes of effecting the merger and capital stock exchange with National Mercantile and acquisition of FCB Bancorp, a California corporation. We refer to these transactions as the Mergers.

On June 15, 2006, First California, FCB Bancorp and National Mercantile entered into an Agreement and Plan of Merger, or the Merger Agreement, providing for the merger of National Mercantile with and into the newly formed holding company, First California, followed immediately by the merger of FCB Bancorp with and into First California. The Merger Agreement provided for the conversion of each share of National Mercantile common stock into the right to receive one share of First California common stock and the conversion of each share of FCB Bancorp common stock into the right to receive 1.7904 shares of First California common stock. In addition, the Merger Agreement provided for the conversion of each share of National Mercantile series B convertible perpetual preferred stock into the right to receive one share of series A convertible perpetual preferred stock, $0.01 par value per share of First California. The merger and acquisition were approved by both National Mercantile and FCB Bancorp shareholders and regulators.

On March 12, 2007, First California completed the Mergers as described above. Upon completion of the Mergers, the separate corporate existence of National Mercantile and FCB Bancorp ceased, and First California succeeded, and assumed all the rights and obligations of National Mercantile and FCB Bancorp.

The following unaudited pro forma financial statements present financial data of First California as of and for the year ended December 31, 2006 after giving effect to the merger of National Mercantile and FCB Bancorp. The pro forma combined financial data depicts the transaction under the purchase method of accounting in accordance with accounting principles generally accepted in the United States of America.

The unaudited pro forma financial statements combine the historical financial statements of National Mercantile and FCB Bancorp, reflecting the transaction as an acquisition of FCB Bancorp and as if it had been effective on December 31, 2006 with respect to the unaudited pro forma combined condensed balance sheet and as of January 1, 2006 with respect to the unaudited pro forma combined condensed statement of income.

National Mercantile and FCB Bancorp have incurred reorganization and other transaction expenditures as a result of the merger and expect to incur additional reorganization and other transaction expenses. The effect of incurred reorganization and merger costs and estimated additional reorganization and merger costs has been reflected in the unaudited pro forma combined condensed balance sheet. The companies also anticipate that the merger will provide the combined company with future financial benefits that include reduced operating expenses and opportunities to earn more revenue. However, the pro forma financial information does not reflect such anticipated cost savings or benefits. Therefore, the pro forma financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. Also, the pro forma financial information does not attempt to show how the combined company would actually have performed had the companies been combined throughout the period presented.

These unaudited pro forma combined condensed financial statements and the accompanying notes should be read in conjunction with and are qualified in their entirety by reference to the audited financial statements, including the accompanying notes, included in the Form 10-KSB of National Mercantile filed by First California on behalf of National Mercantile with the Securities and Exchange Commission on April 13, 2007 and Form 10-K of FCB Bancorp filed by First California on behalf of FCB Bancorp with the

Securities and Exchange Commission on April 2, 2007. The actual consolidated financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because, among other reasons, (i) changes may have occurred in the value of assets acquired or liabilities assumed between the date of the pro forma financial statements and the date on which the Mergers took place; (ii) changes may occur in the operating results of the combining companies between the period shown in the pro forma financial statements and periods following the Mergers; (iii) estimates and assumptions used in preparing the pro forma financial statements may be revised in the future as more information becomes available and after final analysis of the fair value of both tangible and intangible assets and liabilities; and (iv) adjustments may need to be made to the unaudited historical financial data upon which such pro forma data are based.

First California Financial Group, Inc.

Unaudited Pro Forma Combined Condensed Balance Sheet

(In thousands)

	As of December 31, 2006		Total Cost of FCB Bancorp (a)	Pro Forma Adjustment (b)	Resulting Pro Forma Combined
	National Mercantile Bancorp	FCB Bancorp
Assets
Cash and cash equivalents	$13,438	$14,058			$27,496
Investment securities	108,376	86,118			194,494
Loans, net of allowance	360,978	353,406		$(1,919)	712,465
Loans held for sale		8,419			8,419
Goodwill	3,225	16,835		(16,835)
				45,029	48,254
Core deposit intangibles	1,184	541		(541)
				5,488	6,672
Deferred tax asset (liability), net	1,663	249		(3,961)	(2,049)
Other assets	12,699	30,390		6,983	50,072

Total asset	$501,563	$510,016			$1,045,823

Liabilities
Deposits	$380,614	$390,846		$624	$772,084
Borrowings	55,300	54,695		(37)	109,958
Subordinated debentures	15,464	10,310		(200)	25,574
Other liabilities	5,116	3,098			8,214

Total liabilities	456,494	458,949			915,830
Shareholders’ equity	45,069	51,067		$(51,067)
			$84,924		129,993

Total liabilities and shareholders’ equity	$501,563	$510,016			$1,045,823

First California Financial Group, Inc.

Unaudited Pro Forma Combined Condensed Statement of Income

(In thousands, except per share and share data)

	For the Year Ended December 31, 2006		Pro Forma Adjustments		Pro Forma Results
	National Mercantile Bancorp	FCB Bancorp
Interest and fee income:
Loans and leases	$30,100	$29,882	$602	(a)	$60,584
Investment securities	5,183	2,746			7,929
Other	217	191			408

Total interest income	35,500	32,819			68,921
Interest expense:
Deposits	8,098	9,673	(660	)(b)	17,111
Borrowings	2,508	1,677	36	(c)	4,221
Subordinated debentures	1,546	634	54	(d)	2,234

Total interest expense	12,152	11,984			23,566
Net interest income	23,348	20,835			45,355
Provision (credit) for loan losses	248	(297)			(49)

Net interest income after provision	23,100	21,132			45,404
Noninterest income	1,792	3,137			4,929
Noninterest expenses:
Salaries and benefits	9,040	9,357	251	(e)	18,648
Premises and equipment	1,585	2,579	100	(f)	4,264
Other	4,403	4,605	898	(g)	9,906

Total noninterest expense	15,028	16,541			32,818
Income before income taxes	9,864	7,728			17,515
Income taxes	4,222	2,898	(29	)(h)	7,091

Net income	$5,642	$4,830			$10,424

Earnings per share:
Basic	$1.02	$1.47			$0.91
Fully Diluted	$0.94	$1.47			$0.87
Weighted averages shares used in EPS computation:
Basic	5,551,570	3,277,807	(3,277,807 5,868,586	) (i)	11,404,262
Diluted	6,007,186	3,295,319	(3,295,319 5,899,939	) (j)	11,915,086

NOTES TO THE UNAUDITED PRO FORMA

COMBINED CONDENSED FINANCIAL INFORMATION

NOTE 1—BASIS OF PRESENTATION

The unaudited pro forma combined condensed balance sheet of First California Financial Group, Inc., or First California or the Company, as of December 31, 2006 is presented as if the merger of National Mercantile Bancorp (“National Mercantile”) and FCB Bancorp had occurred as of that date. The unaudited pro forma combined condensed statement of income for the year ended December 31, 2006 is presented as if the Mergers had occurred at January 1, 2006. Application of the purchase method of accounting requires the identification of the acquiring entity from one of the existing combining entities. We determined that National Mercantile is the acquiring entity and FCB Bancorp is the acquired entity considering the pertinent facts and circumstances. The pro forma combined condensed statement of income includes the operations of FCB Bancorp only after acquisition based upon the costs assigned (fair value) to the FCB Bancorp assets.

The unaudited pro forma combined condensed financial statements are based on estimates and assumptions set forth in these notes. These estimates and assumptions are preliminary and have been made solely for purposes of developing such pro forma information. The unaudited pro forma combined financial statements are not necessarily an indication of the financial condition or results of operations that would have been achieved had the merger been consummated as of the dates indicated or that may be achieved in the future.

Certain of our cost estimates are forward-looking. While these costs represent our current estimate of merger and reorganization costs that will be incurred, the type and amount of actual costs could vary materially from these estimates if future developments differ from the underlying assumptions used by management of First California.

NOTE 2—PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS, INCLUDING MERGER-RELATED COSTS

Following is an allocation of the total acquisition cost of FCB Bancorp to the assets acquired and liabilities assumed as of December 31, 2006 in the business combination (in thousands):

Assets acquired	$510,016
Liabilities assumed	458,949

Net assets acquired	51,067
Derecognition of intangible assets	(17,154)
Fair value adjustments:
Loans	(1,919)
Core deposit intangibles	5,488
Other assets	2,983
Trade name	4,000
Deferred tax liabilities	(4,183)
Deposits	(624)
Borrowings	37
Subordinated debt	200

Adjusted net assets acquired	39,895
Total purchase consideration	84,924

Goodwill arising from acquisition	$45,029

Summarized below are the pro forma adjustments necessary to reflect the merger with FCB Bancorp based on the purchase method of accounting:

(a) The total acquisition cost, for the purpose of the pro forma condensed balance sheet presentation, is the sum of (i) the estimated fair value of the shares of First California common stock issued to the holders of FCB Bancorp common shares and options to acquire First California common stock issued to the holders of options to acquire FCB Bancorp common shares, plus (ii) the estimated direct costs of the acquisition, less (iii) the cost of registering and issuing the shares of First California common stock and options. The total acquisition cost is summarized below (in thousands):

Value of shares of First California common stock issued	$82,982
Fair value of stock options exchanged	1,408
Less fair value of unvested options related to future service periods	(804)
Direct transaction costs of acquisition:
Investment banking, legal and accounting	1,538
Less registration and issuance costs of First California common stock	(200)

$84,924

The fair value of $14.14 for each share of First California common stock issued to effect the merger with FCB Bancorp is estimated based on the average of the quoted market price per share of National Mercantile’s common stock for a period of three days before, the day of and three days after the announcement of the mergers on June 15, 2006.

(b) The acquisition will be accounted for using the purchase method of accounting for business combinations. Under the purchase method, the total cost of the acquisition is allocated to the tangible and identified intangible assets acquired and liabilities assumed based upon their estimated fair values at the date of the completion of the Mergers net of deferred taxes related to the differences between the assigned values and tax bases. The excess of the total acquisition cost over the sum of the fair values of the assets acquired less liabilities assumed is recorded as goodwill that will be periodically evaluated in the future for impairment. A summary of the pro forma adjustments shown on the unaudited pro forma combined condensed balance sheet at December 31, 2006 follows:

Loans, net. The pro forma adjustment is a $1.9 million decline in the value of loans to reflect fair value as of December 31, 2006. The adjustment is based upon applying a market discount rate to FCB Bancorp’s fixed-rate loans.

Goodwill. The pro forma adjustments reflect the elimination of $16.8 million of existing FCB Bancorp goodwill and the recording of $45.0 million in goodwill reflecting the excess of the total acquisition cost for FCB Bancorp over the sum of the assigned fair values of the assets acquired less liabilities assumed.

Core deposit intangibles. The pro forma adjustments reflect the elimination of $541,000 of existing FCB Bancorp core deposit intangibles and the recording of $5.5 million in core deposit intangibles reflecting the capacity of FCB Bancorp’s existing deposits to generate future income. FCB Bancorp conducted a core deposit intangible analysis of its non-maturity deposits as of December 31, 2006. The factors determined from this analysis were applied to FCB Bancorp’s non-maturity deposit balances as of December 31, 2006.

Deferred tax asset, net. The $4.0 million pro forma adjustment reflects the recognition of differences between the assigned values and the tax bases of the recognized assets acquired and liabilities assumed in the merger with FCB Bancorp as follows (in thousands):

Purchase accounting adjustments:
Loans, net of allowance	$790
Core deposit intangibles	(2,258)
Other assets	(1,228)
Trade name	(1,646)
Deposits	256
Borrowings	(15)
Subordinated debentures	(82)

Subtotal	(4,183)
Derecognition of intangible assets	222

Total deferred tax pro forma adjustment	$(3,961)

Other assets. The pro forma adjustment represents a $506,000 and $2.5 million increase in the value of land and buildings, respectively, and trade name of $4.0 million, owned by FCB Bancorp based upon preliminary appraisals.

Deposits. The $624,000 pro forma adjustment is an increase in the value of deposit liabilities to reflect fair value at December 31, 2006. The fair value adjustment was determined from an analysis of FCB Bancorp’s deposit accounts as of December 31, 2006. Factors determined in the analysis of deposits were applied to FCB Bancorp’s time deposits as of December 31, 2006.

Borrowings. The $37,000 pro forma adjustment is a decrease in the value of other borrowings to reflect fair value at December 31, 2006. The adjustment is based upon applying a market discount rate of 5.17% to FCB Bancorp’s fixed-rate borrowings which carry a weighted average rate of 4.80 % and weighted average term of 1.1 years.

Subordinated Debentures. The $200,000 pro forma adjustment is a decrease in the value of FCB Bancorp’s subordinated debentures to reflect fair value at December 31, 2006. The adjustment is based upon applying a market discount rate of 6.91% to FCB Bancorp’s debentures for the remaining fixed-rate term of 3.8 years.

NOTE 3—PRO FORMA COMBINED STATEMENT OF INCOME ADJUSTMENTS

The pro forma condensed income statement accounts for the business combination under the purchase method of accounting, whereby the reported income includes the operations of FCB Bancorp only after completion of the business combination based upon the costs assigned (fair value) to the assets acquired and liabilities assumed.

The pro forma adjustments include only items that are directly attributable to the transaction, and are expected to have a continuing impact on operations. The pro forma adjustments do not include anticipated economies of scale from the consolidation of administrative operations, or other anticipated opportunities provided by the Mergers. The pro forma adjustments reflected in this unaudited pro forma combined condensed statement of income financial information are as follows and includes the estimated amortization of the fair value adjustments for each item based on the effective interest method or on a straight line basis as appropriate:

(a) The pro forma adjustment to interest income reflects the amortization of the fair value adjustment to FCB Bancorp’s fixed rate loans, and fixed rate term of adjustable rate loans with an estimated average economic life of 3.5 years.

(b) The pro forma adjustment to interest expense on deposits reflects the amortization of the fair value adjustment to FCB Bancorp’s time deposits with an estimated weighted average economic life of 0.5 years.

(c) The pro forma adjustment to interest expense on borrowings reflects the amortization of the fair value adjustment to FCB Bancorp’s term advances with an estimated average economic life of 1.1 years.

(d) The pro forma adjustment to subordinated debentures reflects the amortization of the fair value adjustment to FCB Bancorp’s subordinated debentures with an estimated 3.8 years during the fixed-rate term.

(e) The pro forma adjustment to salaries and benefits expense reflects the cost of future service related to the fair value of unvested stock options exchanged in the transaction.

(f) The pro forma adjustment to premises and equipment expense reflects the increased depreciation expense as a result of the fair value adjustment to FCB Bancorp’s buildings and leasehold improvements with an estimated average economic life of 32 years.

(g) The pro forma adjustment to other expenses reflects the straight-line amortization of the fair value adjustment of FCB Bancorp’s core deposit intangibles and trade name, with an estimated economic life of 10 years, recognized in the purchase accounting of the transaction. The pro forma adjustment to other expense also includes a reduction in expense of $69,000 for the elimination of amortization expense on preacquisition core deposit intangibles of FCB Bancorp.

(h) The pro forma adjustment to income taxes reflects the tax effect associated with the differences between depreciation, amortization and accretion for financial reporting purposes and for tax purposes related to the differences between the assigned values and the tax bases of the recognized assets acquired and liabilities assumed in the merger with FCB Bancorp.

(i) The pro forma adjustment to the number of basic shares outstanding reflects (i) the elimination of outstanding FCB Bancorp common shares, and (ii) the number of shares of First California common stock issued to FCB Bancorp shareholders based upon the conversion ratio of 1.7904 applied to the number of shares outstanding at the transaction announcement date.

(j) The pro forma adjustment to the number of diluted shares outstanding reflects (i) the elimination of outstanding FCB Bancorp common shares and common share equivalents used in computing diluted earnings per share, and (ii) the number of shares of First California common stock described in (i) above plus the number of common stock equivalents, using the treasury stock method, related to outstanding FCB Bancorp stock options assumed by the combined entity.

NOTE 4—NONRECURRING CHARGES

The pro forma combined condensed income statement reflects income from continuing operations before nonrecurring charges or credits directly attributable to the transaction. Concurrent with execution of the merger agreement, National Mercantile and Scott Montgomery, its president and chief executive officer, entered into an amendment of Mr. Montgomery’s employment agreement. Mr. Montgomery retired after assisting in the transition through March 31, 2007. Under the employment agreement as amended, Mr. Montgomery will receive severance of $1.3 million payable in 60 monthly installments commencing October 1, 2007. First California will also continue to provide medical and other insurance coverage for two years following termination of his employment and will provide him title to his company car. These benefits will result in a charge to earnings following consummation of the merger and have been excluded from the pro forma information presented herein.